SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 1, 2010

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

213-613-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On March 4, 2010, Thomas Properties Group, Inc. issued a press release announcing the results of operations for the quarter ended December 31, 2009 and made publicly available certain supplemental financial information. The supplemental financial information is attached to this report as Exhibit 99.1 and the press release is attached to this report as Exhibit 99.2, and both are incorporated by reference herein.

On March 1, 2010, we completed a transaction on behalf of the California State Teachers’ Retirement System (“CalSTRS”), our partner in City National Plaza, whereby CalSTRS acquired all of the property’s mezzanine debt, which has a principal balance of approximately $219.1 million, and is scheduled to mature on July 9, 2010. CalSTRS will contribute this debt to the partnership’s equity, reducing the leverage on the property from $568.0 million to $348.9 million, all of which is first mortgage debt. We are in discussions with CalSTRS to obtain an option to participate in the loan purchase, on or after the maturity of the mezzanine debt, based on our pro rata share of 25% of the existing City National Plaza equity. In connection with this transaction, we and CalSTRS entered into a Master Agreement for Debt and Equity Restructure of City National Plaza, a copy which is attached to this report as Exhibit 10.45. We and CalSTRS also amended the agreement of TPG/CalSTRS, LLC in connection with the foregoing transaction.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.45 —	Master Agreement For Debt And Equity Restructure of City National Plaza

99.1 —	Thomas Properties Group, Inc. Supplemental Financial Information for the Quarter Ended December 31, 2009

99.2 —	Press Release of Thomas Properties Group, Inc. dated March 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ DIANA M. LAING
Diana M. Laing
Chief Financial Officer

March 5, 2010